Exhibit 99.1

To all Starbucks stakeholders,

As the world unites to battle the continued spread of COVID-19, our hearts go out to all who are experiencing hardship as a result of this global pandemic. We are very thankful for the heroic efforts of medical personnel, first responders, government officials and volunteers who are working tirelessly to address this dynamic situation with resilience and resourcefulness. We write today to all stakeholders—our Starbucks partners (employees), the customers and communities we serve, and our shareholders—to provide an update on how COVID-19 has impacted our business and how we are responding . . . and to share our continued belief that these impacts are temporary and that we will overcome these challenges together.

Since the beginning of this global crisis, Starbucks has stayed true to its Mission and Values, making decisions that are guided by three principles:

•Prioritizing the health and well-being of our partners and customers;
•Playing a constructive role in supporting health and government officials as they work to mitigate the spread of this virus; and
•Showing up in a positive and responsible way to serve our communities.

In our March 5 letter to all Starbucks stakeholders, we shared our journey in China, including the anticipated financial impacts for the second quarter of fiscal 2020 (Q2) and how our team in China is now focusing on recovery, which is progressing as expected.

The actions we took in China, beginning in late January, contributed to the steady business recovery we are experiencing, with over 95% of our stores now open, though many are operating with reduced hours and limited seating in compliance with local guidelines. We are encouraged to see similar improvements underway in South Korea, which reinforce both the resilience of our brand as well as our success in replicating our recovery model across markets as people are able to return to their daily lives and work.

We are leveraging our experience in China to inform our COVID-19 response strategy in the U.S. Although the virus did not begin to materially impact our U.S. business results until mid-March, we took progressive steps to contain the spread of the virus starting in late February. This included elevating our cleaning and sanitizing protocols in stores, temporarily closing mall stores and other locations with high levels of customer congregation, shifting to a “to-go” model and—beginning on March 21—further restricting company operations to drive-thru and delivery channels while maintaining “to-go” service in selected cafes so that we can serve frontline responders and healthcare professionals in our locations near hospitals.

We have also taken appropriate action to protect our Starbucks partners and provide them economic certainty. We believe that no Starbucks partner should have to choose between their health and their work. To that end, we committed to pay all Starbucks U.S. and Canada retail partners through May 3, whether they are working or not. Additionally, we introduced Starbucks Service Pay, providing a premium of $3 per hour to our retail partners for shifts worked as scheduled through May 3, in recognition of their dedication and valued service.

We are exceptionally proud of the many green apron partners who have continued to safely serve customers while finding ways to directly support those who are keeping our communities safe. Building on this commitment, Starbucks is offering free brewed coffee to frontline responders and healthcare professionals, through May 3.

We are navigating this dynamic situation while staying true to the Mission and Values of Starbucks, including transparency. This includes sharing preliminary financial results in this communication, ahead of our Q2 earnings report on April 28. In the discussion below, we explain how our business is recovering in China, how COVID-19 has impacted our U.S. business and how we are well positioned financially to weather current challenges. We continue to believe that these extraordinary circumstances are temporary, and we expect that Starbucks will emerge from this global crisis even stronger than before.

China Sales Trends in Q2

Our March 5 letter shared evidence of the China recovery that began in late February. That recovery continued at a slightly faster pace through the month of March, where comparable store sales declined by 64% compared to a 78% decline for the month of February. Each week, we see more evidence reinforcing our belief that the business will fully recover over the next two quarters. For example, in the last week of March, comparable store sales declined by 42%, representing not only the seventh consecutive week of sequential improvement but also the approximate midpoint of recovery from a weekly low of -90% in mid-February.

Additionally, as the recovery in the market continued, a return to in-store transactions was reflected in the mix of mobile orders which accounted for approximately 27% of China’s sales mix during the last week of March, down from approximately 80% in the last week of February. While all of these trends are positive and we are optimistic they will continue, future progress may not be linear and will be impacted by prevailing, external conditions and local safety guidelines.

With a shortfall of approximately $400 million compared to our expectations prior to the emergence of COVID-19, China’s revenue underperformance in Q2 was at the lower end of the projected range we outlined in our March 5 letter. This underperformance was driven by a 50% decline in comparable store sales for the quarter, primarily due to temporary store closures, reduced operating hours and severely reduced customer traffic during the period.

While the impact of COVID-19 delayed store opening plans in China, development activities resumed towards the end of Q2 with the opening of two new stores in late March, including a Starbucks Now store in Shenzhen. Our recovery plan is working and delivering results.

U.S. Sales Trends in Q2

Building on one of the most successful holiday quarters in the history of Starbucks, the momentum in our U.S. business continued through most of Q2. Quarter-to-date through March 11, U.S. comparable store sales growth was 8%, with comparable transaction growth of 4%. These were the strongest top-line results that we had delivered in four years—and when coupled with very strong margin performance, demonstrate the overall strength of the Starbucks brand and the continued effectiveness of our key growth and margin-improvement strategies, prior to the business disruption resulting from the spread of COVID-19. We expect these same strategies will further lift our sales and margins as we emerge from the current crisis and that the business will recover over time, substantiated by what we are seeing in China.

Comparable same store sales in the U.S. began to decline on March 12 and steadily worsened as we temporarily closed more stores and traffic slowed in response to the rise in “shelter-in-place” mandates and “social distancing” requirements across the country. During the last week of the month, comparable store sales declines stabilized in the range of -60% to -70%, with 44% of U.S. company-operated locations operating, most under modified store hours, primarily through the drive-thru channel. At quarter end, 58% of U.S. company-operated stores were drive-thru locations, of which 76% were open; additionally, approximately 55% of U.S. licensed stores remained open at quarter-end, the vast majority of which were in grocery stores. Notwithstanding the very strong performance for the first ten weeks of the quarter, comparable store sales in the U.S. were down approximately 3% in Q2 versus the prior year, reflecting the very rapid onset of COVID-19 business impacts in the final three weeks of the quarter.

It is important to note that because the impact of COVID-19 on our business is expected to be temporary in nature, stores that were in our comparable store sales base but were temporarily closed as a result of the outbreak remain in the base and are included in our comparable store sales metrics, including those discussed above in relation to the U.S. and China.

Q2 Earnings Per Share (EPS)

Since we now have greater visibility to the impact of COVID-19 on our business globally, we are able to better estimate our EPS for Q2 and share this information ahead of our earnings report and conference call scheduled for April 28, 2020.

We estimate that the business disruption related to COVID-19 in China had an adverse impact to Starbucks GAAP and non-GAAP EPS for Q2 in line with previous expectations, in the range of $0.15 to $0.18. Our U.S. business was materially impacted by the growing pandemic in the final three weeks of Q2, as outlined above, and we experienced business disruption in our other markets, including those operated by our licensees.

As a result, Starbucks preliminary estimates for Q2 FY20 GAAP and non-GAAP EPS are approximately $0.28 and $0.32, respectively. These estimates reflect the impact of lost sales for the period as well as incremental expenses for partner wages and benefits, store operations and other activities related to the COVID-19 outbreak. This includes inventory write-offs, honoring supplier obligations, store safety-related items, asset impairments and preliminary estimates of certain government stimulus program benefits.

We look forward to providing further details about our Q2 results on April 28.

Given the dynamic nature of the COVID-19 crisis and how it is affecting our business globally, we are currently unable to estimate the full financial impacts beyond Q2 with reasonable accuracy; therefore, we are withdrawing our guidance for fiscal 2020 that we introduced on October 30, 2019 in conjunction with our fourth quarter and fiscal year-end 2019 earnings conference call. Based on the late-quarter onset of COVID-19 impacts to our business results in the U.S. and other markets globally—and as the flow-through impact of lost sales in the U.S. is materially greater than the flow-through impact of lost sales in China—we expect the negative financial impacts to Q3 to be significantly greater than they were in Q2 and to extend into Q4. In any event, based on our substantial experience in China to date, we continue to believe that these impacts are temporary and that our business will fully recover over time. We will provide an update on our visibility to a recovery path—as well as the steps we are taking to position ourselves for this recovery—in conjunction with our Q2 earnings report.

Liquidity and Use of Cash Update

Finally, we would like to take this opportunity to provide more insight into our ability to navigate COVID-19 from a liquidity perspective.

Given our financial strength as an enterprise, we are confident that we will be able to maintain appropriate liquidity as we manage through the current crisis. At the end of Q2, we had approximately $2.5 billion of cash and cash equivalents on our balance sheet. To free-up additional liquidity, we executed a $1.75 billion bond issuance on March 10, 2020, with the use of proceeds earmarked for repayment of our outstanding commercial paper, backstopped by our $2 billion, 5-year credit facility and $1 billion, 364-day credit facility. Further, on March 20, 2020, we executed an additional $500 million term-loan facility. These short-term borrowing facilities, totaling $3.5 billion, provide ready access to funding as needed to provide near-term liquidity. To further enhance our financial flexibility, we have also temporarily suspended our share repurchase program and are taking steps to defer capital expenditures and reduce discretionary spending. We do not expect to reduce our quarterly dividend.

It is the responsibility of every business to care for its employees and communities during this time of great uncertainty, shared sacrifice and common cause. Through that lens, we will continue to make decisions with diligence and courage, informed by the latest information and guided by Starbucks Mission and Values. Starbucks store partners around the world continue to inspire us with their dedication to support one another and the communities they serve.

We are united in purpose, guided by our heritage, and confident in our approach. Starbucks is resilient, and we fully expect that we will emerge from this crisis stronger than before.

Kevin Johnson	Patrick Grismer
president and ceo	chief financial officer
Starbucks Coffee Company	Starbucks Coffee Company

Forward-Looking Statements
Certain statements contained herein are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to: the strength and resilience of the Starbucks brand globally; the estimated financial impact of the temporary business disruption in China and the U.S. related to the current outbreak of coronavirus disease (COVID-19) including the outlook, guidance and projections for China and U.S. sales trends, comparable sales, revenue and earnings per share; the temporary nature of the impact of COVID-19 to our business, operations and financial results and the anticipated timing of recovery of business and reopening of stores; the ability to leverage Starbucks mobile ordering capabilities and additional safety protocols as a recovery plan to deliver results; the continued effectiveness of our key growth and margin-improvement strategies; the maintenance of appropriate liquidity to navigate the COVID-19 impacts; the assumption and effects of improvements in traffic in stores; the timing and plans of new store openings in China; our optimism for business recovery over time; the ability to leverage operational insights from our experience in China and the possible impacts and our preparedness to respond to implications of COVID-19 in other markets. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: further spread of COVID-19; regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements; the potential for a resurgence of COVID-19 infections in a given geographic region after it has hit its “peak”; fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans, including the integration of the East China business and the successful expansion of our Global Coffee Alliance with Nestlé; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers and evolving consumer preferences and tastes; changes in the availability and cost of labor; the impact of competition; inherent risks of operating a global business; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; the disruption to our business related to COVID-19; the effects of changes in tax laws and related guidance and regulations that may be implemented and other risks detailed in the Company filings with the Securities and Exchange Commission, including the “Risk Factors” sections of Starbucks Annual Report on Form 10-K for the fiscal year ended September 29, 2019 and Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2019. The Company assumes no obligation to update any of these forward-looking statements.

Non-GAAP Disclosure

In addition to the GAAP results provided in this letter, the Company provided a certain non-GAAP financial measure that is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Our non-GAAP EPS excludes the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the Company's future operating performance or comparisons to the Company's past operating performance. The GAAP measure most directly comparable to non-GAAP EPS is diluted net earnings per share.

Non-GAAP Exclusion	Rationale
Restructuring, impairment and optimization costs	Management excludes restructuring charges and business process optimization costs related to U.S., International and other business units. Additionally, management excludes expenses related to divesting certain lower-margin businesses and assets, such as closure of certain company-operated stores. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Transaction and integration-related costs	Management excludes transaction and integration costs and amortization of the acquired intangible assets for reasons discussed above. Additionally, the majority of these costs will be recognized over a finite period of time.
Nestlé transaction and integration-related costs	Management excludes the transaction and integration-related costs related to the Global Coffee Alliance with Nestlé (inclusive of incremental costs to grow and develop the alliance) for reasons discussed above.

Non-GAAP EPS may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of this measure for comparative purposes.

(unaudited)	Quarter Ended
Consolidated	Mar 29, 2020
Diluted net earnings per share, as reported (GAAP)	$0.28
Restructuring, impairment and optimization costs (1)	—
International transaction and integration-related items (2)	0.05
Nestlé transaction and integration-related costs	0.01
Income tax effect on Non-GAAP adjustments (3)	(0.02)
Non-GAAP EPS	$0.32
(1)Represents costs associated with our restructuring efforts, primarily severance and asset impairments related to certain company-operated store closures, as well as business process optimization costs, largely consulting fees.
(2)Includes transaction costs for the acquisition of our East China joint venture; ongoing amortization expense of acquired intangible assets associated with the acquisition of East China and Starbucks Japan; and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs.
(3)Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.